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                                                                     Exhibit 5.1

       [FRIEDLOB SANDERSON RASKIN PAULSON & TOURTILLOTT, LLC LETTERHEAD]


                                October 6, 1999

ImaginOn, Inc.
1313 Laurel Street, Suite 1
San Carlos, CA 94070

     Re: Registration Statement on Form S-1 Opinion of Counsel

Gentlemen:

     We are counsel for ImaginOn, Inc., a Delaware corporation ("ImaginOn"). In that capacity we have examined the Certificate of Incorporation, as amended, the Bylaws and minutes of ImaginOn and such other corporate records, documents, certificates and other instruments as, in our judgment, we deemed relevant for the purposes of this opinion. We have also, as such counsel, examined the Registration Statement on Form S-1, Securities and Exchange Commission File No.
333-_____,   (the "Registration Statement"), covering the issuance of shares of common ImaginOn's common stock, $.01 par value (the "Common Stock"), upon the exercise of ImaginOn's Group F Warrant (the "Warrant") and upon the conversion of the Series F 12% Convertible Preferred Stock (the "Preferred Stock") and the subsequent resale of the Common Stock by the Selling Securityholder.

     Based upon the foregoing, we are of the opinion that (i) the shares of Common Stock to be issued upon exercise of the Warrant and sold by the Selling Securityholder, when paid for in accordance with the terms of the Warrant, will be legally issued, fully paid and non-assessable shares of Common Stock, and
(ii) the shares of Common Stock to be issued upon conversion of the Series F Preferred Stock in accordance with its terms and sold by the Selling Securityholder will be legally issued, fully paid and non-assessable shares of Common Stock.

     We know that we are referred to under the caption "Legal Matters" included in the Prospectus forming a part of the Registration Statement. We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,
                                        /s/ Friedlob
                                        Sanderson Raskin
                                        Paulson Tourtillott